Exhibit 99.1

Cubic Corporation Reports Financial Results for Fiscal Year Ended September 30, 2012

Completes Restatement for Fiscal Years 2009, 2010 and 2011 and Interim Periods

San Diego, CA (December 14, 2012) Cubic Corporation (NYSE: CUB) today reported higher sales and earnings for the fiscal year ended September 30, 2012. Sales in fiscal year 2012 were $1.381 billion, an increase of 7 percent over sales of $1.296 billion in the restated prior year. Net income attributable to Cubic shareholders increased to $91.9 million, or $3.44 per share, from $83.6 million, or $3.13 per share, last year, as restated. Sales and net income were both record highs.

The company filed with the Securities and Exchange Commission (SEC) its financial statements for the quarter ended June 30, 2012 and the fiscal year ended September 30, 2012.  In addition, Cubic filed its restated financial statements for the fiscal years ended September 30, 2011, 2010 and 2009, the quarters ended March 31, 2012 and December 31, 2011, and each of the prior quarters of 2011 and 2010. The restatement resulted in a cumulative increase in equity of $26.9 million through March 31, 2012.

Fiscal Year 2012 Financial Review

•                  Sales increased 7 percent to $1.381 billion in fiscal 2012 from $1.296 billion in the restated prior year. The increase was primarily due to growth of 20 percent in Cubic Transportation Systems (CTS), and in particular from our contracts in Sydney, Australia and Vancouver, B.C. Growth in 2012 sales from Mission Support Services (MSS) was nearly offset by a decrease in Cubic Defense Systems (CDS) sales.

•                  Operating income increased 13 percent to $128.0 million in 2012 compared to $113.5 million in the restated prior year. CTS and CDS each contributed to the growth in operating income in 2012, while MSS operating income was down in 2012 from 2011. Growth in CTS sales was the primary reason for the increase in operating income. CDS operating income grew primarily due to a decrease in our investment in cross domain and global asset tracking products in 2012 compared to 2011. Operating results for MSS include an operating loss from Abraxas of $1.3 million in 2012, including amortization of intangible assets of $9.3 million, compared to a loss of $3.5 million in 2011, which included amortization of intangible assets of $8.2 million and acquisition costs of $0.7 million.

•                  Selling, general and administrative (SG&A) expenses increased to $163.7 million or 12 percent of sales in 2012, compared to $159.8 million or 12 percent of sales in the restated prior year. The increase in SG&A expenses in 2012 reflects the overall growth of the business.

•                  Company-sponsored research and development (R&D) spending totaled $28.7 million in 2012 compared to $25.3 million in the restated prior year. The increase in R&D expenditures in 2012 came from the transportation systems business, which increased R&D spending from $4.0 million in 2011 to $8.3 million in 2012.

•                  Our effective tax rate for 2012 was 29 percent of pretax income compared to 28 percent in 2011, as restated, primarily because of the expiration of the U.S. R&D credit on December 31, 2011.

•                  Net income attributable to Cubic increased to $91.9 million, or $3.44 per share, in 2012 from $83.6 million, or $3.13 per share, in the restated prior year. Higher net income year-over-year resulted primarily from the improvements in operating income.

•                  While CDS and CTS both generated negative operating cash flows in 2012, MSS contributed positive operating cash flows. Operating activities used cash of $54.7 million in 2012, compared to providing cash of $129.1 million in the prior year. In 2012, cash generated by earnings was offset by increases in accounts receivable of $118.2 million and inventories of $13.6 million, and a net decrease in customer advances of $38.0 million. In addition, the company incurred $26.9 million in costs to build a new open payment fare collection system for Chicago. The growth in accounts receivable and reduction of customer advances related to several large transportation systems and defense systems contracts the company worked on in 2012. Negative cash flows on these contracts at this stage of their completion are in accordance with contract terms. The company expects cash flows from these contracts to improve as deliveries are made and milestones are reached on these contracts.

•                  Total backlog increased $50.2 million from $2.781 billion, as restated at September 30, 2011, to $2.832 billion at September 30, 2012.  The majority of the CTS backlog increase was related to a new contract in Chicago, which added $454 million. Backlog for CDA and MSS decreased from September 30, 2011, as restated, to September 30, 2012.  In 2013 the amount of sales from backlog are expected to be approximately $1 billion, which historically has represented 70 to 73 percent of the company’s revenues for the following year. The U.S. Department of Defense (DoD) has been issuing shorter duration contract awards for both product and services and this has resulted in decreased backlog for the company’s defense businesses.

Financial Restatement Summary

•                  Cubic today also filed its restated financial statements for the fiscal years ended September 30, 2011, 2010 and 2009, the quarters ended March 31, 2012 and December 31, 2011, and each of the quarters of 2011 and 2010.

•                  The restatement resulted in a cumulative increase in retained earnings of $18.3 million as of September 30, 2007, and changes in revenues and net income for 2008 through 2011 as shown in the table below.

September 30,	2011	2010	2009	2008

Sales (previously reported)	$1,285,203	$1,194,189	$1,016,657	$881,135
Adjustments	10,378	4,003	9,267	11,499
Sales (as restated)	$1,295,581	$1,198,192	$1,025,924	$892,634

Operating income (previously reported)	$112,335	$105,525	$84,708	$53,264
Adjustments	1,173	1,108	11,159	9,256
Operating income (as restated)	$113,508	$106,633	$95,867	$62,520

Net income (previously reported)	$84,768	$70,636	$55,686	$36,854
Adjustments	(1,174)	1,458	7,459	4,638
Net income (as restated)	$83,594	$72,094	$63,145	$41,492

Earnings per share (previously reported)	$3.17	$2.64	$2.08	$1.38
Adjustments	(0.04)	0.06	0.28	0.17
Earnings per share (as restated)	$3.13	$2.70	$2.36	$1.55

•                  Fiscal year 2012 was a very good year for the corporation in terms of performance. In comparison, the company anticipates that 2013 will be a challenging year. The company’s defense businesses, like all companies in the defense industry, continue to face uncertainties related to DoD budget cuts. These cuts, if implemented, could trigger across-the-board spending reductions scheduled to go into effect in 2013.

•                  Additionally, the defense services market is becoming increasingly competitive. As a result of this market environment, the company’s defense services business may experience lower profit margins in 2013 compared to 2012. While the company believes its training services and systems are essential to the U.S. military, Cubic, and the defense industry as a whole, is uncertain as to which programs and technologies could be most affected. Approximately 50 percent of sales in our defense systems business has been international in recent years, which should help mitigate an anticipated slowdown in U.S. spending.

•                  In 2013 the company expects its transportation business to complete the design/build phase on major automated fare collection projects. During this phase, the transportation business may also face margin pressure until the new systems are operational.

•                  Although 2013 is anticipated to be a transition year, the company remains confident in its long-term prospects for growth.  The company has a diverse portfolio of market leading businesses which provide systems and services to a global customer base. The company plans to leverage and build upon its market leading positions and find additional opportunities for growth in adjacent markets by leveraging both research and development, and acquisitions.

The Company filed its Form 10-Q for the quarter ended June 30, 2012 and its Form 10-K for the year ended September 30, 2012 with the Securities and Exchange Commission today. These reports may be found at www.cubic.com under “Investor Info.” Shareholders may also receive a free copy of these reports upon written request to the Company or by e-mail to Investor.Relations@Cubic.com.

Cubic Corporation is the parent company of three major business segments: Defense Systems, Mission Support Services and Transportation Systems. Cubic Defense Systems is a leading provider of realistic combat training systems and defense electronics. Mission Support Services is a leading provider of training, operations, maintenance, technical and other support services. Cubic Transportation Systems is the world’s leading provider of automated fare collection systems and services for public transit authorities. For more information about Cubic, see the Company’s Web site at www.cubic.com.

In addition to historical matters, this release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements involve predictions of future results. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company’s business and prospects. These include uncertainties related to possible Department of Defense budget cuts, any unanticipated issues related to the restatement of the Company’s financial statements, any additional issues or matters arising from a potential review of the Company’s periodic reports by the SEC, the Company’s ability to develop and implement new processes and procedures to remediate the material weakness that existed in its internal control over financial reporting, the effects of politics on negotiations and business dealings with government entities, economic conditions in the various countries in which the Company does or hopes to do business, competition and technology changes in the defense and transit industries, and other competitive and technological factors.

Any statements about the Company’s expectations, beliefs, plans, objectives, assumptions or future events or future financial and/or operating performance are not historical and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve estimates, assumptions and uncertainties.

Since actual results or outcomes may differ materially from those expressed in any forward-looking statements made by the Company, investors should not place undue reliance on any forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and investors should not use the Company’s historical performance to anticipate results or future period trends. Further, any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for the Company to predict which factors will arise. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

	Years Ended September 30,
	2012	2011	2010	2009
		(As Restated)	(As Restated)	(As Restated)
Net sales:
Products	$663,287	$600,933	$607,756	$508,167
Services	718,208	694,648	590,436	517,757
	1,381,495	1,295,581	1,198,192	1,025,924
Costs and expenses:
Products	451,573	418,279	430,417	378,052
Services	594,662	564,062	511,014	418,292
Selling, general and administrative expenses	163,688	159,791	124,306	119,108
Research and development	28,722	25,260	18,976	8,173
Amortization of purchased intangibles	14,828	14,681	6,846	6,432
	1,253,473	1,182,073	1,091,559	930,057

Operating income	128,022	113,508	106,633	95,867

Other income (expenses):
Interest and dividend income	2,994	2,568	1,590	1,664
Interest expense	(1,550)	(1,461)	(1,755)	(2,031)
Other income - net	821	1,662	3,637	661

Income before income taxes	130,287	116,277	110,105	96,161

Income taxes	38,183	32,373	38,011	33,016

Net income	92,104	83,904	72,094	63,145

Less noncontrolling interest in income of VIE	204	310	—	—

Net income attributable to Cubic	$91,900	$83,594	$72,094	$63,145

Basic and diluted net income per common share	$3.44	$3.13	$2.70	$2.36

Average number of common shares outstanding	26,736	26,736	26,735	26,731

CUBIC CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,
	2012	2011	2010	2009
		(As Restated)	(As Restated)	(As Restated)
ASSETS

Current assets:
Cash and cash equivalents	$212,267	$329,148	$295,434	$244,074
Restricted cash	68,749	—	—	—
Short-term investments	—	25,829	84,081	8,127
Accounts receivable:
Trade and other receivables	17,543	20,259	11,594	12,833
Long-term contracts	333,617	207,426	201,898	222,709
Allowance for doubtful accounts	(463)	(395)	(663)	(4,558)
	350,697	227,290	212,829	230,984

Recoverable income taxes	7,083	24,917	6,810	249
Inventories	52,366	38,359	40,653	57,605
Deferred income taxes	7,587	9,483	14,290	20,191
Prepaid expenses and other current assets	13,977	21,080	26,127	29,957
Total current assets	712,726	676,106	680,224	591,187

Long-term contract receivables	22,070	23,700	28,080	13,400
Long-term capitalized contract costs	26,875	—	—	—
Property, plant and equipment - net	55,327	48,467	47,469	48,895
Deferred income taxes	16,364	12,824	19,288	14,504
Goodwill	146,933	146,355	64,142	59,433
Purchased intangibles - net	39,374	54,139	26,295	28,618
Miscellaneous other assets	6,648	4,933	6,021	7,536

Total assets	$1,026,317	$966,524	$871,519	$763,573

CUBIC CORPORATION

CONSOLIDATED BALANCE SHEETS—continued

(in thousands)

	September 30,
	2012	2011	2010	2009
		(As Restated)	(As Restated)	(As Restated)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$47,917	$43,984	$39,085	$32,542
Customer advances	100,764	134,316	98,515	83,978
Accrued compensation	52,680	49,513	48,994	49,134
Other current liabilities	55,988	57,006	61,091	59,644
Income taxes payable	20,733	18,716	27,219	12,099
Current maturities of long-term debt	4,561	4,541	4,545	4,554
Total current liabilities	282,643	308,076	279,449	241,951

Long-term debt	6,942	11,377	15,949	20,570
Accrued pension liability	46,382	41,166	39,855	33,762
Deferred compensation	8,619	7,884	8,508	7,902
Income taxes payable	4,862	12,129	9,961	11,001
Other non-current liabilities	6,527	6,582	4,748	—

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value:
Authorized—5,000 shares Issued and outstanding—none	—	—	—	—
Common stock, no par value:
Authorized—50,000 shares 2012, 2011 and 2010—Issued 35,682 shares, outstanding—26,736 shares 2009—Issued 35,677 shares, outstanding—26,732 shares	12,574	12,574	12,574	12,530
Retained earnings	715,043	629,560	553,452	486,170
Accumulated other comprehensive loss	(21,148)	(26,493)	(16,340)	(14,242)
Treasury stock at cost - 8,945 shares	(36,078)	(36,078)	(36,074)	(36,071)
Shareholders’ equity related to Cubic	670,391	579,563	513,612	448,387
Noncontrolling interest in variable interest entity	(49)	(253)	(563)	—
Total shareholders’ equity	670,342	579,310	513,049	448,387

Total liabilities and shareholders’ equity	$1,026,317	$966,524	$871,519	$763,573

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended September 30,
	2012	2011	2010	2009
		(As Restated)	(As Restated)	(As Restated)
Operating Activities:
Net income	$92,104	$83,904	$72,094	$63,145
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	22,857	22,341	14,469	15,586
Deferred income taxes	(1,486)	2,512	1,130	5,320
Provision for doubtful accounts	—	—	(3,889)	3,038
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(118,164)	3,566	25,225	41,077
Inventories	(13,636)	2,442	17,304	(7,734)
Prepaid expenses and other current assets	7,574	5,122	4,167	5,751
Long-term capitalized contract costs	(26,875)	—	—	—
Accounts payable and other current liabilities	8,525	(1,547)	(24,141)	15,083
Customer advances	(37,999)	37,143	18,462	34,619
Income taxes	11,929	(23,713)	(13,628)	(675)
Other items - net	494	(2,676)	3,799	1,614
NET CASH PROVIDED BY (USED IN) OPERATING	(54,677)	129,094	114,992	176,824

Investing Activities:
Acquisition of businesses, net of cash acquired	—	(126,825)	(8,250)	(19,965)
Consolidation of variable interest entity	—	—	38,264	—
Proceeds from sales or maturities of short-term investments	25,829	58,252	82,992	—
Purchases of short-term investments	—	—	(158,946)	(8,127)
Purchases of property, plant and equipment	(14,226)	(8,728)	(6,878)	(5,332)
Other items - net	—	—	—	41
NET CASH PROVIDED BY (USED IN) INVESTING	11,603	(77,301)	(52,818)	(33,383)

Financing Activities:
Principal payments on long-term debt	(4,549)	(4,555)	(4,541)	(5,970)
Proceeds from issuance of common stock	—	—	44	45
Purchases of treasury stock	—	(4)	(3)	—
Net change in restricted cash	(68,584)	—	—	—
Dividends paid to shareholders	(6,417)	(7,486)	(4,812)	(4,811)
NET CASH USED IN FINANCING ACTIVITIES	(79,550)	(12,045)	(9,312)	(10,736)

Effect of exchange rates on cash	5,743	(6,034)	(1,502)	(1,327)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(116,881)	33,714	51,360	131,378

Cash and cash equivalents at the beginning of the year	329,148	295,434	244,074	112,696

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$212,267	$329,148	$295,434	$244,074